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Exhibit 5.2

MOLSON COORS BREWING COMPANY
1225 17th Street, Suite 3200
Denver, Colorado 80202

        October 12, 2005

Molson Coors Brewing Company
1225 17th Street, Suite 3200
Denver, Colorado 80202

Re:
Exchange Offer for $300,000,000 4.85% Senior Notes due 2010
for $300,000,000 4.85% Senior Notes due 2010

Dear Ladies and Gentlemen:

        I am issuing this opinion letter in my capacity as Securities Counsel for Molson Coors Capital Finance ULC, a Nova Scotia unlimited liability company (the "Issuer"), Molson Coors Brewing Company, a Delaware corporation (the "Parent") and the each of the Subsidiary Guarantors named in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (such Subsidiary Guarantors, together with the Issuer and Parent, the "Registrants") in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $300,000,000 of 4.85% Senior Notes due 2010 (the "Old Notes") for $300,000,000 in aggregate principal amount of 4.85% Senior Notes due 2010 (the "Exchange Notes"), pursuant to the Registration Statement. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement." The Exchange Notes are to be issued pursuant to the Indenture, dated as of September 22, 2005 by and among the Registrants and The Canada Trust Company and TD Banknorth, National Association, as co-trustees, as supplemented by the Supplemental Indenture No. 1 and No. 2 thereto each dated the date thereof (as supplemented, the "Indenture"), in exchange for and in replacement of the Company's outstanding Old Notes, of which $300,000,000 in aggregate principal amount is outstanding.

        In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of each of the Registrants, (ii) minutes and records of the corporate proceedings of each of the Registrants with respect to the issuance of the Exchange Notes and the Exchange Guarantees, (iii) the Registration Statement and exhibits thereto and (iv) the Registration Rights Agreement, dated as of September 22, 2005, among the Registrants and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.

        For purposes of this opinion, I have assumed that each document I have reviewed for purposes of this letter is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; that every agreement I have examined for purposes of this letter constitutes a valid and binding obligation of each party to that document and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered other than the Registrants, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants.

        Subject to the assumptions, qualifications, exclusions and limitations and the further limitations which are identified in this letter, I advise you, and with respect to each legal issue addressed in this letter, it is my opinion, that:

        (a)   The sale and issuance of each of the Exchange Guarantees has been validly authorized by each of the Colorado Subsidiary Guarantors.

**********

        My opinions expressed above are subject to the qualifications that I express no opinion as to the applicability of any laws except the laws of the State of Colorado.

        I hereby consent to the filing of this opinion in Exhibit 5.2 to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This letter speaks as of the time of its delivery on the date it bears.

        I assume no obligation to revise or supplement this opinion should the present laws of the State of Colorado be changed by legislative action, judicial decision or otherwise. Furthermore, I do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which I did not have knowledge at that time, by reason of any change subsequent to that time in any law other governmental requirement or interpretation thereof covered by any of my opinions or advice, or for any other reason.

        This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, copied, quoted or otherwise relied upon for any other purposes.

Yours very truly,
/s/ DOUGLAS N. BECK
DOUGLAS N. BECK

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  Exhibit 5.2